Exhibit 23.1

[DELOITTE & TOUCHE LLP LETTERHEAD APPEARS HERE]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of UnionBanCal Corporation on Form S-3 of our report dated January 21, 2004 (February 19, 2004 as to Note 26) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for previously recognized goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
July 23, 2004